23(i)(1)
Thompson Hine
10 W. Broad Street, Suite 700
Columbus, Ohio 43215
July 11, 2008
The Coventry Funds Trust
3435 Stelzer Road
Columbus, OH 43219
Re: The Coventry Funds Trust, File Nos. 33-81800 and 811-8644
Gentleman:
A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 33 to the Registration Statement (the “Registration Statement”) of The Coventry Funds Trust (the “Trust”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 34 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.
Very truly yours,
/s/ Thompson Hine
THOMPSON HINE LLP